                                                              EXHIBIT (a)(1)(vi)

                              RENT-A-CENTER, INC.

                               OFFER TO PURCHASE
                                    FOR CASH
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $66.00
                         NOR LESS THAN $60.00 PER SHARE
                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED APRIL 28, 2003
                             CUSIP NO. 76009N 10 0

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 5, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

To the Participants in Our 401(k) Plan:

     Rent-A-Center, Inc. ("Rent-A-Center") recently announced its plans to conduct a modified "Dutch Auction" tender offer in which it would purchase for cash up to 2,200,000 shares of its common stock, $0.01 par value per share, at a price not greater than $66.00 nor less than $60.00 per share. Enclosed for your consideration are the Offer to Purchase dated April 28, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal") which, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and Letter of Transmittal. As a participant in the Rent-A-Center Inc. Retirement Savings Plan (the "401(k) Plan") a portion of your 401(k) Plan account may be invested in Rent-A-Center common stock.

     Rent-A-Center will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Rent-A-Center will select the lowest purchase price that will allow it to purchase 2,200,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $66.00 nor less than $60.00 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Rent-A-Center, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Rent-A-Center reserves the right, in its sole discretion, to purchase more than 2,200,000 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders at Rent-A-Center's expense. See Section 1 and Section 3 of the Offer to Purchase.

     If the number of shares properly tendered is less than or equal to 2,200,000 shares (or such greater number of shares as Rent-A-Center may elect to purchase pursuant to the tender offer), Rent-A-Center will purchase at the purchase price selected by Rent-A-Center all shares so tendered.

     If at the expiration of the tender offer more than 2,200,000 shares (or any such greater number of shares as Rent-A-Center may elect to purchase) are properly tendered at or below the purchase price, Rent-A-Center will buy shares first, from all stockholders owning beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in Rent-A-Center's 401(k)
Plan) (an "Odd Lot Holder") who properly tender all their shares at or below the purchase price selected by Rent-A-Center; second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by Rent-A-Center, subject to any conditional tenders; and third, if necessary to permit Rent-A-Center to purchase 2,200,000 shares, from holders who have tendered only shares subject to the condition that a specified minimum number of the holder's shares are purchased in the tender offer as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided such holders have tendered all of their shares) by random lot, to the extent feasible. See
Section 1 and Section 6 of the Offer to Purchase.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     Rent-A-Center's directors and executive officers have indicated that they do not intend to tender any shares in the tender offer. Rent-A-Center has entered into an agreement with certain of its stockholders to purchase at the final tender offer price a portion of their shares following completion of the tender offer. See Section 12 of the Offer to Purchase.

     Enclosed with the tender offer materials is a YELLOW Trustee Direction Form that requires your immediate attention. These materials describe the tender offer and its terms in more detail. As described below, you have the right to instruct Intrust Bank, N.A. as trustee of the 401(k) Plan (the "Trustee") whether to tender shares of Rent-A-Center common stock credited to your individual account under the 401(k) Plan.

     If you do not wish to direct the tender of any portion of the shares in your 401(k) Plan account, you do not need to take any action. If you would like to direct the tender of some or all of the shares held on your behalf in your 401(k) Plan account in response to this tender offer, detailed instructions on how to tender those shares are set forth below.

     Rent-A-Center has hired Mellon Investor Services LLC as the Depositary with respect to the tender offer. The Depositary will receive each participant's tender directions and give them to the Trustee. The Trustee will then tender shares at the prices specified on behalf of all participants in the 401(k) Plan who elected to tender shares.

     The remainder of this letter summarizes your rights under the 401(k) Plan and the procedures for completing the YELLOW Trustee Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, which is enclosed with this letter.

     You must carefully follow the instructions below if you want to direct the Trustee to tender some or all of the shares held on your behalf in your 401(k) Plan account. Failure to follow these instructions properly may make you ineligible to direct the Trustee to tender shares held in your 401(k) Plan account in the tender offer. Shares held on your behalf in your 401(k) Plan account can be tendered only by following these instructions and by properly completing and returning the YELLOW Trustee Direction Form.

     If you tender shares, the tender proceeds will be deposited into the Rent-A-Center, Inc. 401(k) Retirement Savings Plan trust account until you allocate the purchase price among the various investment funds under the 401(k) Plan in the usual manner.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in your 401(k) Plan account, you should read the Letter of Transmittal carefully. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES THAT ARE HELD ON YOUR BEHALF IN YOUR 401(k) PLAN ACCOUNT. The Letter of Transmittal may only be used to tender shares held outside of the 401(k) Plan. If you hold shares outside of the 401(k) Plan and wish to tender those shares as well as shares held in your 401(k) Plan account, you must comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your shares outside of the 401(k) Plan, and submit a YELLOW Trustee Direction Form for shares you hold in your 401(k) Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.

     The tender offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of shares of common stock of Rent-A-Center. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Rent-A-Center residing in any jurisdiction in which the making of the tender offer or acceptance of the tender offer would not be in compliance with the securities laws of that jurisdiction.

     To instruct the Trustee to tender any or all of the shares held on your behalf in your 401(k) Plan account, you must complete the enclosed YELLOW Trustee Direction Form and return it to the Depositary at P.O. Box 3301, South Hackensack, New Jersey 07606 in the enclosed return envelope so that it is RECEIVED by 12:00 Midnight, New York City time, on Friday, May 30, 2003, unless the tender offer is extended, in which case, if administratively feasible, the deadline for receipt of your YELLOW Trustee Direction Form will be 12:00 midnight, New York City time, on the third day prior to the expiration of the tender offer, as extended.

     IF YOU DO NOT COMPLETE THE ENCLOSED YELLOW TRUSTEE DIRECTION FORM AND RETURN IT TO THE DEPOSITARY ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER AND NO SHARES CREDITED TO YOUR 401(k) PLAN ACCOUNT WILL BE TENDERED IN THE TENDER OFFER.

     You may determine the number of shares in your 401(k) Plan account, from time to time either through the internet at www.nesteggu.com/racenter or by calling Nest Egg Consulting, the record keeper for the 401(k) Plan, at (866) 412-9026. Please note that the number of shares in your 401(k) Plan account may change during the tender offer period as a result of additional 401(k) and matching contributions being made, as well as by any investment direction changes you may make.

     You may not tender more shares than are held in your 401(k) Plan account on Friday, May 30, 2003, or the deadline for returning the YELLOW Trustee Direction Form, if the tender offer is extended. If you direct the Trustee to tender more shares than are held in your 401(k) Plan account on the date of the deadline for submitting the Trustee Direction Form, then the Trustee will tender all of the shares held in your 401(k) Plan account.

     If you desire to tender shares from your 401(k) Plan account you must specify on the YELLOW Trustee Direction Form the following:

     - Whether or not you wish to tender all shares held in your 401(k) Plan account, or just some shares. If you specify that you only wish to tender a certain number of shares, then the Trustee will only tender that specified number if your 401(k) Plan account contains at least that number of shares. If your 401(k) Plan account contains less than the number of shares you specified to tender, the Trustee will tender all shares in your 401(k) Plan account.

     - Whether you are willing to sell the shares in your 401(k) Plan account to Rent-A-Center at the price determined by Rent-A-Center in the tender offer (which may have the effect of lowering the purchase price and could result in your receiving a price per share as low as $60.00), or

     - If not, you must specify the price or prices, not greater than $66.00 nor less than $60.00 per share, at which you are willing to sell the shares in your 401(k) Plan account to Rent-A-Center under the tender offer. Prices may be specified in increments of $0.25.

     When considering whether or not to participate in the tender offer, it is important that you note the following:

     1. Rent-A-Center has been advised that if the Depositary does not receive your YELLOW Trustee Direction Form by 12:00 Midnight, New York City time, on Friday, May 30, 2003, then the Depositary will not have sufficient time to process your direction and inform the Trustee. In such case, the Trustee will not tender any shares held on your behalf in the 401(k) Plan. The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, June 5, 2003, unless the tender offer is extended. Consequently, your YELLOW Trustee Direction Form must be received by the Depositary no later than 12:00 Midnight, New York City time, on Friday, May 30, 2003, unless the offer is extended.

     2. Shares held on your behalf in your 401(k) Plan account may be tendered at prices not greater than $66.00 nor less than $60.00 per share.

     3. The 401(k) Plan is prohibited from selling shares to Rent-A-Center for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Rent-A-Center's common stock on The Nasdaq National Market at the expiration of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase.

     4. The tender offer is for up to 2,200,000 shares, constituting approximately 6.3% of the shares outstanding as of April 24, 2003. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase, including Rent-A-Center having consummated the refinancing of its senior credit facilities and the offering of senior subordinated notes as described in the Offer to Purchase.

     5. Neither Rent-A-Center nor any member of its Board of Directors, the Dealer Manager, the Depositary, the Trustee or any other fiduciary of the 401(k) Plan makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. Rent-A-Center's directors and executive officers have indicated that they do not intend to tender any shares in the tender offer as more specifically discussed in Section 12 of the Offer to Purchase.

     6. Your tender instructions will be held in strict confidence by the Depositary and the Trustee and will not be divulged or released to any directors, officers or employees of Rent-A-Center, except as may be required by law.

     7. Tendering participants will not be obligated to pay any brokerage fees or commission or solicitation fees to the Dealer Manager, Depositary, Depositary or Rent-A-Center or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the tender offer.

     8. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the Trustee to tender shares held on your behalf in your 401(k) Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Trustee Direction Form. However, the new Trustee Direction Form will be effective only if it is received by the Depositary on or before 12:00 Midnight, New York City time, on Friday, May 30, 2003, which is three days before the scheduled expiration of the tender offer at 12:00 Midnight, New York City time, on Thursday, June 5, 2003. Upon receipt of a timely submitted new YELLOW Trustee Direction Form, your previous instructions to tender the shares will be deemed canceled. If your new YELLOW Trustee Direction Form directed the Trustee to withdraw from tender the shares held on your behalf in your 401(k) Plan account, you may later re-tender those shares by submitting another YELLOW Trustee Direction Form at the above address so long as it is received by the Depositary on or before three days before the expiration of the tender offer. Additional Trustee Direction Forms may be obtained by calling D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 431-9642.

     9. While participants will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals or distributions from the 401(k) Plan may be adversely affected by a tender and sale of shares within the 401(k) Plan. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a 401(k) Plan including Rent-A-Center shares that have increased in value while they were held by the 401(k) Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell the shares. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual 401(k) Plan account are purchased by Rent-A-Center in the tender offer, you will no longer be able to take advantage of this tax benefit.

     Unless you direct the Trustee on the enclosed YELLOW Trustee Direction Form to tender the shares held on your behalf in your 401(k) Plan account, no shares will be tendered.

     IN ORDER TO TENDER SHARES IN YOUR 401(k) PLAN ACCOUNT YOU WILL NEED TO COMPLETE THE ENCLOSED YELLOW TRUSTEE DIRECTION FORM AND RETURN IT TO:

        MELLON INVESTOR SERVICES, LLC,
        P.O. BOX 3301,
        SOUTH HACKENSACK, NEW JERSEY 07606

     IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 30, 2003, UNLESS THE TENDER OFFER IS EXTENDED, IN WHICH CASE, IF ADMINISTRATIVELY FEASIBLE, THE DEADLINE FOR RECEIPT OF YOUR TRUSTEE DIRECTION FORM WILL BE 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE THIRD DAY PRIOR TO THE EXPIRATION OF THE TENDER OFFER, AS EXTENDED.

                             TRUSTEE DIRECTION FORM

TO: INTRUST BANK, N.A., TRUSTEE

     The undersigned acknowledges receipt of the accompanying Letter to the Participants in Rent-A-Center's 401(k) Plan and enclosed Offer to Purchase, dated April 28, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the tender offer by Rent-A-Center Inc., a Delaware corporation ("Rent-A-Center"), to purchase up to 2,200,000 shares of its common stock, $0.01 par value per share.

     These instructions will instruct Intrust Bank, N.A. (the "Trustee"), as trustee for the Rent-A-Center, Inc. Retirement Savings Plan (the "401(k) Plan") to tender shares held by the Trustee for the undersigned's 401(k) Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

     NOTE: Shares allocated to participant accounts for which the Trustee does not receive directions will not be tendered.

                           NUMBER OF SHARES TENDERED
                                (CHECK ONE BOX)

     [ ] I direct the Trustee to tender ALL of the shares in my 401(k) Plan account.

     [ ] I direct the Trustee to tender ________ (complete blank) shares in my
         401(k) Plan account.

                          PRICE (IN DOLLARS) PER SHARE
                       AT WHICH SHARES ARE BEING TENDERED

(1) SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER

     By checking the box below INSTEAD OF ONE OF THE BOXES UNDER "Shares Tendered at Price Determined by Stockholder," the undersigned hereby tenders shares at the purchase price, as the same shall be determined by Rent-A-Center in accordance with the terms of the tender offer.

[ ] I want to maximize the chance of having Rent-A-Center accept for purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, I hereby direct the Trustee to tender shares at, and am willing to accept, the purchase price determined by Rent-A-Center in accordance with the terms of the tender offer and resulting from the tender offer process. This action may have the effect of lowering the purchase price and could result in receiving a price per share as low as $60.00 per share.

                                       OR

(2) SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

     By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER "Shares Tendered at Price Determined Under the Tender Offer," the undersigned hereby directs the Trustee to tender shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by Rent-A-Center for the shares is less than the price checked below. A participant who desires to direct the Trustee to tender shares at more than one price must complete a separate YELLOW Trustee Direction Form for each price at which shares are tendered. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.

[ ] $60.00              [ ] $61.25    [ ] $62.50    [ ] $63.75    [ ] $65.00
[ ] $60.25              [ ] $61.50    [ ] $62.75    [ ] $64.00    [ ] $65.25
[ ] $60.50              [ ] $61.75    [ ] $63.00    [ ] $64.25    [ ] $65.50
[ ] $60.75              [ ] $62.00    [ ] $63.25    [ ] $64.50    [ ] $65.75
[ ] $61.00              [ ] $62.25    [ ] $63.50    [ ] $64.75    [ ] $66.00

   CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED
                   ABOVE, THERE IS NO VALID TENDER OF SHARES.

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE 401(K) PLAN PARTICIPANT. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     RENT-A-CENTER'S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER RENT-A-CENTER NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE DEALER MANAGER OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH THEY MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH THEIR SHARES SHOULD BE TENDERED. IN DOING SO, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING RENT-A-CENTER'S REASONS FOR MAKING THE TENDER OFFER. SEE
SECTION 2 OF THE OFFER TO PURCHASE. STOCKHOLDERS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR FINANCIAL OR TAX ADVISORS.

Signature:
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Name:
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                                 (PLEASE PRINT)

Taxpayer Identification or
Social Security Number:
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Address:
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                              (INCLUDING ZIP CODE)

Area Code/Phone Number:
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Date:
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